Exhibit 10.2

GLOBAL HEADQUARTERS
101 Gordon Drive ∙ Lionville, PA 19341
TEL 610-594-3327 ∙ FAX 610-594-3013
rick.luzzi@westpharma.com
RICHARD D. LUZZI
Vice President, Human Resources

July 28, 2008

Matthew T. Mullarkey
29844 Lake Road
Bay Village, OH 44140

Re:           Your 2008 Plan Year and Performance Period VII Incentive Compensation

Dear Participant:

Congratulations.  Effective upon your commencement of employment, the Compensation Committee of our Board of Directors granted you the following stock option and performance-vesting share units.
Stock Option Award:	40,000
Target PVS Units:	14,600

The awards were made under the terms of our 2007 Omnibus Incentive Compensation Plan.  We have attached a summary of the terms of your awards.  Please read it carefully.

I am pleased that you are a participant in this long-term incentive compensation program and trust that your participation will be beneficial to both you and the Company.

Sincerely,

/s/ Richard D. Luzzi

Enclosure

Summary of Your Stock Options

What is a stock option?

A stock option is the right to purchase a fixed number of shares at a set exercise price.  The option granted by this award is a non-qualified stock option.  The stock option gains value when the price of our common stock exceeds the exercise price.

How many shares may I purchase and what is the price?

The number of shares you may purchase and the exercise price are as follows:
Exercise Price	Total shares that may be purchased upon exercise
$ 45.27	40,000

May I purchase the shares immediately?
No.  So long as your employment with us continues, 25% of your option becomes exercisable – or “vests” – each year for the first four years following the grant date.  At the end of the four-year period, you may exercise the entire option.  The following chart shows when and what portion of your option becomes exercisable.

Date	Portion of the option that becomes exercisable
July 28 2008 (grant date)	0%
February 26, 2009	25%
February 26, 2010	50%
February 26, 2011	75%
February 26, 2012 and thereafter	100%

However, in no event will your option be exercisable after the Expiration Date.
When will my option expire?
The option expires on February 26, 2018, which will be referred to as the “Expiration Date.”  This means that once it becomes exercisable, the option may be exercised until February 25, 2018.  In addition,
•	if you die, the option will remain exercisable for one year from your date of death;

•	if your employment terminates for any reason other than retirement, disability, death or removal for cause, the option will expire on 90 days after the termination date;

•	if we terminate your employment for cause, the option will expire on the commencement of business on your date of termination.

How do I exercise my stock option?
There are four ways to exercise a stock option.

•	Cash. You write a check to the Company for the exercise price, plus any applicable withholding taxes.

•	Already owned shares. You may deliver (or have the Company withhold) shares of common stock you own with a fair market value equal to the exercise price, plus any applicable withholding taxes.

•	Combination of shares and cash. You may use a combination of cash and stock.

•
Reduction of proceeds.  With the consent of the Committee, you may elect to have shares you would otherwise receive upon the exercise reduced by an amount equal to the total exercise cost divided by the fair market value of the shares at the time of your exercise.  In effect, you would receive the “net” shares otherwise due you after deducting for the exercise cost, plus applicable withholding taxes.

Enclosed with this award is an Information Sheet about Computershare, the Company’s stock plan administrator.  This contains important additional information about how to exercise your Options.  Please review it carefully.
When do I have to pay for the exercise?
The full exercise price and applicable taxes must be paid within three days of exercise.
Are there any other restrictions on my ability to exercise my option?
All option exercise transactions by West’s officers who are subject to Section 16 of the Securities and Exchange Act of 1934 must comply with the restrictions contained in our Securities Trading Policy, including review by and written pre-approval of our General Counsel.
Are there circumstances that would lead to a forfeiture of my award?
Yes, in certain situations you must give up amounts you receive as a result of the option you exercise.  These situations are described below.
If within (i) the term of the option or (ii) within 3 months following termination of employment or (iii) within 3 months after you exercise any portion of the option, whichever is the latest, you directly or indirectly engage in conduct deemed to be any activity in competition with any activity of the Company, or inimical, contrary or harmful to, or not in the best interests of, the Company or if you fail to comply with any of the terms and conditions of the Plan or this award (unless the failure is remedied within ten days after having been notified of such failure), then any and all rights to exercise this option will terminate and you must pay us an amount equal to any gain realized by you from exercising all or any portion of this option.
We may also deduct from any amounts we owe you, such as amounts owed as wages or other compensation, fringe benefits, or vacation paid.  Whether or not we elect to make any deduction, if we do not recover the full amount you owe, you agree to pay us immediately the unpaid balance.  By agreeing to accept this award, you consent to our right to make these deductions.
Are there any other things I should be aware of?
This is a summary of the terms of your stock option award.  Your award is subject to the terms of the 2007 Omnibus Incentive Compensation Plan. This award is being delivered with an Information Statement, which gives additional information about your award and the 2007 Omnibus Incentive Compensation Plan under which it was granted.  We encourage you to read the Information Statement.  Additional terms and conditions may apply to your award under the terms of the Omnibus Plan.

Summary of Your Performance-Vesting Share Unit Award

What is a performance-vesting share unit?
A PVS Unit award represents the conditional right to receive a distribution of shares.  The number of shares you will receive depends on how well the Company’s actual performance compares to specified performance goals at the end of the performance period.
What are the performance goals?
The performance levels are based on two equally weighted performance measures.  The two measures of Company performance are:
•
Average return on invested capital – also called “ROIC” – is measured by dividing the average of the Company’s net operating profit (without regard to taxes) over the performance period by the average outstanding equity plus debt over that period.

•	Compounded annual revenue growth – also called “CAGR” – is the compound annual growth rate in net sales for the Company over the same period.

What is the performance period?
The Company’s performance against the goals is measured over a three-year period that begins January 1, 2008 and ends December 31, 2010 (“Performance Period VII”).
Your target PVS Units award presented on the first page of this letter is the number of shares of West Common Stock that you would receive if the Company obtains 100% of both of the ROIC and CAGR performance targets.  Additional shares of Common Stock will be distributable under this PVS award if actual performance exceeds the target performance level, and fewer shares of Common Stock will be distributable if actual performance falls short of the target performance level.  No shares of Common Stock will be paid out if actual performance falls below the minimum acceptable level.
The following table shows the performance targets for CAGR and Average ROIC and the corresponding PVS Units payouts for Performance Period VII.

		CAGR		Average ROIC
		(applies to 50% of PVS Units)		(applies to 50% of PVS Units)
Performance Range		Performance	Payout	Performance	Payout
Maximum:	150%	15%	200%	15%	200%
	125%	12.5%	150%	12.5%	150%
	110%	11%	120%	11%	120%
Target:	100%	10%	100%	10%	100%
	85%	8.5%	75%	8.5%	75%
Threshold:	70%	7.0%	50%	7.0%	50%
Less than 70%:		Less than 7.0%	-0-	Less than 70%	-0-

If actual CAGR or ROIC falls between any of the performance range percentages above, the payout for that portion of your PVS Units will be determined by applying a mathematical formula to estimate the value based on the two nearest percentages.  For more information on the calculation, please see below.
Can my award be changed?
Yes, the Committee can change or revise the targets as it considers appropriate.  In the event of acquisitions or divestitures the Committee will on a case-by-case basis determine the necessity to change or revise the performance targets.
When will I know how many shares I am eligible to receive?

The shares will be distributed to you in early 2011 after the ROIC and CAGR for the performance period are calculated. This will be done by the Compensation Committee after review of the Company’s audited financial statements.
Will I receive dividends on my PVS Units?
During the Performance Period, your account will be credited with additional PVS Units as if the target PVS Units award had been reinvested in dividends paid on Common Stock during the period.  At the end of the Performance Period, you may receive additional shares of Common Stock equal to the amount of PVS Units credited through this dividend-reinvestment feature.  If performance falls below the target levels, you may forfeit some or all of these PVS Units.
May I defer receipt of my shares?
Yes.  Delivery of shares upon payout may be deferred under the Deferred Compensation Plan for eligible participants in certain countries.  If you are eligible, you will receive details on this deferral opportunity before the end of each Performance Period.  You may similarly defer receipt of additional shares you would otherwise receive due to the deemed dividend reinvestment feature.
Are there circumstances under which my right to receive shares would terminate?
You will not be entitled to receive a distribution with respect to any PVS Units granted by this award if:

1.	Your employment terminates for any reason before the end of Performance Period; or

2.
If at any time during your employment or within 3 months following termination of your employment, you directly or indirectly engage in activity harmful to, or not in the best interest of, the Company.  Such activity includes, without limitation:

•	conduct related to your employment for which either criminal or civil penalties against you may be sought;

•
acquisition of a direct or indirect interest or an option to acquire such an interest in any person or entity engaged in competition with the Company’s business (other than an interest of not more than 5 percent of the outstanding stock of any publicly traded company);

•
accepting employment with or serving as a director, officer, employee or consultant of, or furnishing information to, or otherwise facilitating the efforts of, any person or entity engaged in competition with the Company’s business;

•
soliciting, employing, interfering with, or attempting to entice away from the Company any employee who has been employed by the Company in an executive or supervisory capacity within one year before such solicitation, employment, interference or enticement;

•	violation of Company policies, including the Company’s insider-trading policy; or

•	using for yourself or others, or disclosing to others, any confidential or proprietary information of the Company in contravention of any Company policy or agreement.
Are there any other things I should be aware of?

This is summary of your PVS Unit award.  Your award is subject to the terms of the 2007 Omnibus Incentive Compensation Plan.   This award is being delivered with an Information Statement, which gives additional information about your award and the 2007 Omnibus Incentive Compensation Plan under which it is granted.  We encourage you to read the Information Statement.  Additional terms and conditions may apply to your award under the terms of the Plan